Press Release
Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

First Business Announces Quarterly Dividend of $0.12
MADISON, WI - October 28, 2016 - First Business Financial Services, Inc. (“First Business”) (NASDAQ: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.12 per share which is equivalent to a dividend yield of 2.13% based on Thursday’s market close price of $22.56. The quarterly dividend at this amount is the same as the quarterly dividend declared in July 2016. On an annualized basis, the 2016 dividend amount is $0.48 per share, or a payout ratio of 41% based on third quarter 2016 earnings. This regular cash dividend is payable on November 21, 2016 to shareholders of record at the close of business on November 10, 2016.

Corey Chambas, President and Chief Executive Officer commented, “Payment of a regular cash dividend supports our long-term corporate objectives of generating shareholder value while maintaining sufficient capital to meet the needs of our clients and to drive future high-quality growth initiatives.”

About First Business Financial Services, Inc.
First Business Financial Services is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2015 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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